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                                                                    EXHIBIT 99.1


Contacts:         For Media:        Kevin Foley
                                    (212) 578-4132

                  For Investors:    Eric Steigerwalt
                                    (212) 578-8670


                  METLIFE ANNOUNCES FIRST QUARTER 2001 RESULTS

NEW YORK, May 8, 2001 - MetLife, Inc. (NYSE: MET) today reported a 1% increase in after-tax operating earnings to $384 million for the quarter ended March 31, 2001 from $379 million for the same period in 2000. After-tax operating earnings exclude net investment gains and losses. Diluted operating earnings per share for first quarter 2001 were $0.49, compared with $0.48, on a pro forma basis, for the same period in 2000.

Net income for the first quarter of 2001 was $287 million, or $0.37 per share, on a diluted basis, compared with $236 million, or $0.30 per share, on a pro forma basis, for the first quarter of 2000. The net income for the 2001 quarter includes net investment losses of $97 million (net of income taxes). The net income for the 2000 quarter includes net investment losses of $72 million and demutualization costs of $41 million (both net of income taxes), as well as surplus taxes of $30 million.

"We continued to benefit from our diverse business mix as demonstrated by the performance of our Institutional segment, which partially offset weakness in our Individual annuity business and Auto & Home segment driven by poor equity market performance and adverse weather, respectively," said Robert H. Benmosche, chairman and chief executive officer. "We remain focused on growing our businesses through new product and marketing initiatives, as well as our brand repositioning campaign, while reducing our expenses."

"Our full-year earnings per share growth guidance remains 15%, less the $0.05 per share of Auto & Home losses in the first quarter," said Mr. Benmosche.

FIRST QUARTER SEGMENT RESULTS

Individual Business

Individual Business operating earnings for the quarter decreased 7% to $183 million, compared with $196 million in the prior year period. The decrease was due to higher amortization of deferred acquisition costs (DAC) on the company's annuity book of business, which resulted from weak equity market performance and a reduction in earnings on capital due to the Closed Block reinsurance transaction that occurred in October 2000. Partially offsetting these items were expense reductions and increased investment income.

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Total premiums and deposits decreased 9% to $3.34 billion from $3.68 billion from the year-ago quarter driven by a reduction in annuity deposits. Total first year life insurance premiums and deposits were $197 million, up 15% from the first quarter of 2000. This increase excludes premiums and deposits associated with customer retention exchange programs.

First year premiums and deposits for variable and universal life insurance products were $157 million, up 31% from the same period in 2000. This increase includes $29 million in first year premiums from corporate owned life insurance
(COLI) and bank owned life insurance (BOLI) policies sold by GenAmerica Financial in the first quarter 2001 versus $5 million in the year-ago period. Excluding the COLI and BOLI premiums, first year premiums and deposits for variable and universal life insurance products were up 11%.

Annuity deposits were $1.23 billion, down 19% from the prior year period, due to continued customer concerns about volatile markets. Mutual fund sales were $1.03 billion, down 30% over first quarter 2000, also due to concerns about market conditions.

Institutional Business

Institutional Business operating earnings were $195 million for the first quarter, up 39% from $140 million for the prior year period. The increase was driven by the retirement and savings business, which reported operating earnings of $94 million, more than double the operating earnings of $45 million during the same period last year. The increase in retirement and savings was primarily due to increased investment income resulting from higher income related to corporate joint ventures.

Operating earnings from group life remained relatively unchanged at $63 million, compared with $62 million for the first quarter 2000. Operating earnings from non-medical health and other increased 15% over the prior year period, driven by top-line growth and improvements in expense efficiencies.

Total premiums, fees and other revenues were up 15% to $2.19 billion from $1.91 billion in the first quarter 2000. Premiums, fees and other revenues for the non-medical health and other category increased 19% to $701 million during the quarter from $590 million for the prior year period. Group life premiums, fees and other revenues increased 16% to $1.26 billion over the year-ago period.

Auto & Home

MetLife's Auto & Home segment reported operating losses of $24 million for the first quarter 2001, due to previously cited increased claims and severity that resulted from adverse weather. Operating earnings for the first quarter 2000 were $8 million.

International

In the first quarter 2001, operating earnings from international operations were $18 million versus $11 million in the year-ago period. The increase was due to earnings growth in our mature country operations, as well as demonstrating recoverability of prior year tax losses.

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Reinsurance

Operating earnings from this business segment were $15 million for the first quarter 2001 as compared to operating earnings of $22 million for the first quarter of 2000. The decrease in operating earnings was primarily due to unusually high claims levels experienced during the first quarter by Reinsurance Group of America, Incorporated (NYSE: RGA), in which MetLife has a 59% ownership interest.

Asset Management

Operating earnings for the asset management segment were $6 million for the first quarter of 2001, down from $11 million in the year-ago period. The decrease in operating earnings was due to the sale of the company's interest in Nvest, L.P. and Nvest Companies, L.P., which was completed on October 30, 2000.

Corporate, Other and Eliminations

This segment reported an operating loss of $9 million in the first quarter of both 2001 and 2000.

CORPORATE EVENTS

Share Repurchase

For the quarter ended March 31, 2001, the company repurchased approximately 8 million shares of common stock at an aggregate cost of approximately $238 million through the MetLife Policyholder Trust and the company's share repurchase program. From April 2000 to March 31, 2001, the company has bought back approximately 34 million shares at an aggregate cost of approximately $851 million. As of March 31, 2001, MetLife had authorization to repurchase $1.36 billion under existing and recently announced stock repurchase programs.

Sale of Conning Corporation

On April 25, 2001, MetLife announced its agreement to sell Conning Corporation to Swiss Reinsurance Company. Terms of the transaction, expected to close mid-year, were not disclosed.

Brand Repositioning

The company launched a national brand advertising campaign on April 16, 2001 with new television commercials and a print campaign that features the company's new vitality, scope and growth, while at the same time retaining the brand's familiarity, strength and stability established over its 133-year history - including "Snoopy." It also emphasizes how MetLife provides its diverse customers with protection and personal planning through advisors.

Earnings Conference Call

MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00 p.m. (EDT) to discuss the first quarter results. A live Webcast of the call will be available over the Internet at either www.metlife.com (click on the "Investors Relations for MetLife, Inc." tab) or www.streetfusion.com. Those who want to listen to the call should go to the Web site at least fifteen minutes early to register, and download and install any necessary audio software.

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The conference call will be available for replay via telephone and Internet beginning at 2:30 p.m. (EDT) on May 8, 2001 until Monday, May 14, 2001, at 11:59 p.m. (EDT). To listen to a replay of the conference call over the telephone, dial 1-800-475-6701 (domestic callers) or 1-320-365-3844 (international callers). The access code for the replay is 582047. To access the replay of the conference call over the Internet, visit the above-mentioned Web sites.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (iv) catastrophe losses; (v) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (vi) downgrades in the company's affiliates' claims paying ability or financial strength ratings; (vii) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (viii) adverse litigation or arbitration results and (ix) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of our Quarterly Financial Supplement, please visit our Web site (www.metlife.com).


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                                  MetLife, Inc.
                         Consolidated Balance Sheet Data
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                                                             At                     At
                                                                         March 31,             December 31,
                                                                            2001                   2000
                                                                         ---------               ---------
Consolidated Balance Sheet Data:
 General account assets                                                  $ 190,013               $ 184,768
 Separate account assets                                                    64,104                  70,250
                                                                         ---------               ---------
                                                                         $ 254,117               $ 255,018
                                                                         =========               =========
 Policyholder liabilities                                                $ 144,784               $ 143,455
 Short-term debt                                                         $   1,596               $   1,094
 Long-term debt                                                          $   2,453               $   2,426
 Company-obligated mandatorily redeemable capital securities             $   1,092               $   1,090
 Common stock, at par value                                              $       8               $       8
 Capital in excess of par value                                          $  14,926               $  14,926
 Retained earnings                                                       $   1,308               $   1,021
 Treasury stock                                                          $    (851)              $    (613)
 Accumulated other comprehensive income (loss)                           $   1,631               $   1,047
 Total equity                                                            $  17,022               $  16,389

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                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                  Three months ended March 31,
                                                                   --------------------------
                                                                    2001                2000
                                                                   ------              ------
Premiums and fees                                                  $4,708              $4,329
Net investment income                                               2,997               2,784
Other revenues                                                        411                 606
                                                                   ------              ------
                                                                    8,116               7,719
                                                                   ------              ------

Policyholder benefits, claims and dividends                         4,950               4,515
Interest credited to policyholder account balances                    760                 697
Other expenses                                                      1,834               1,920
                                                                   ------              ------
                                                                    7,544               7,132
                                                                   ------              ------

Operating earnings, before provision for income taxes                 572                 587
Provision for income taxes                                            188                 208
                                                                   ------              ------

OPERATING EARNINGS                                                 $  384              $  379
                                                                   ======              ======



                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)

                                                                            At or for the three months
                                                                                  ended March 31,
                                                                            --------------------------
                                                                             2001                2000
                                                                            ------              ------
Other Financial Data:
  Operating earnings                                                        $  384              $  379
  Net income                                                                $  287              $  236
  Total assets under management (billions)                                  $300.9              $428.7

Sales Data:
  Total first year life premiums and deposits                               $  197              $  172
  Variable and universal life first year premiums and deposits              $  157              $  120
  Total annuity deposits                                                    $1,233              $1,528
  Mutual fund sales                                                         $1,027              $1,467

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                       785.3               786.8*
  Operating earnings per share - diluted                                    $ 0.49              $ 0.48
  Net income per share - diluted                                            $ 0.37              $ 0.30

* Note: MetLife, Inc.'s initial public offering took place on April 5, 2000. Weighted average common shares outstanding - diluted operating earnings per share - diluted for the three months ended March 31, 2000 are pro-forma assuming
786.8 million common shares outstanding.